Exhibit 10.3

NOTE PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into on the 23rd day of March, 2017, by and between P&G Holdings LLC, a New York limited liability company (“Seller”) and Zika Diagnostics, Inc. F/K/A Watermark Group, Inc., a Nevada corporation (“Buyer”) (collectively, the “Parties”).

Recitals

WHEREAS, the Seller is the original holder of that certain Promissory Note dated November 1, 2011, as amended July 7, 2015 and December 11, 2015 (“Note”) from WSN Studios, Inc., a Nevada corporation.

WHEREAS, the principal balance on the Note is $172,450.75, plus interest accruing at 6% per annum.

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer the Note and all rights of the Seller under the Note, including the rights to the principal, interest or penalties under the Note, upon the terms and conditions hereinafter set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1. Purchase and Sale of the Note.

Upon the terms and conditions herein contained, at the Closing, as hereinafter defined, the Seller hereby sells, assigns and transfers to the Buyer and the Buyer agrees to purchase from the Seller all of the rights of the Seller in and to the Note, as of the date of the Closing, and all rights thereto, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description.

2. Purchase Price.

The purchase price for the Note ("Purchase Price") shall be the Buyer's payment of Two hundred Twelve Thousand Five Hundred Dollars in US funds (US $212,500) to the Seller.

3. Termination of the August 29, 2016 Agreement

 On August 29, 2016, Zika Diagnostics, Inc. F/K/A Watermark Group, Inc. entered into an agreement entitled “Change in Control and P&G Holdings LLC Promissory Note” (the “Control Agreement”) whereby Seller was a third-party beneficiary.1  The Parties agree that the rights granted to Seller and any subsequent holder of the Note, including Buyer, thereunder are void ab initio and the Parties agree that the Control Agreement is terminated.

1 A copy of the Control Agreement is annexed hereto as Exhibit A.

4. Closing.

The closing of the transactions contemplated by this Agreement ("Closing") shall take place simultaneously with the execution of the Agreement and delivery of the Purchase Price to Seller via wire transfer of immediately available funds.

5. Representations and Warranties of Seller.  The Seller hereby represents and warrants to the Buyer as follows:

5.1 Status of the Seller and the Note.  The Seller is the beneficial owner of the Note, and such the Note is free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims, whatsoever. The Note is currently outstanding and represents a bona fide debt obligation of Zika Diagnostics, Inc.

5.2 Authorization; Enforcement.  (i) Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to sell the Note, in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby, including without limitation, the sale of the Note to the Buyer,  have been duly authorized by the Seller and no further consent or authorization of the Seller or its members is required, (iii) this Agreement has been duly executed and delivered by the Seller, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

5.3 No Conflicts.  The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, including, without limitation, the sale of the Note to the Buyer will not (i) conflict with or result in a violation of any provision of its certificate of formation or other organizational documents, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default, or an event which with notice or lapse of time or both could become a default, under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which Seller are a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree, including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Seller are subject, applicable to the  Seller or the Note are bound or affected.  The Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

5.4 Title; Rule 144 Matters.  Seller has good and marketable title to the Note, free and clear of all liens, pledges and encumbrances of any kind.  Seller is not, and for a period of at least ninety (90) days prior to the date hereof, has not been, an “affiliate” of Zika Diagnostic, Inc., as that term is defined in Rule 144 of the Securities Act of 1933, as amended (“1933 Act”). Subsequent to the Closing, Seller will take no action which would adversely affect the tacking for the benefit of the Buyer of Seller’s holding period under Rule 144.

5.5 Dismissal of Litigation.  Seller will dismiss with prejudice Seller’s action against all Defendants in the Zika Diagnostics, Inc. F/K/A Watermark Group, Inc. et al. matter in the United States District Court for the Eastern District of New York captioned P&G Holdings LLC vs. Zika Diagnostics, Inc. F/K/A Watermark Group, Inc. et al.  Seller shall deliver evidence satisfactory to Buyer of the dismissal of the litigation within two business days of Closing.

6. Representations, Warranties and Acknowledgements of Buyer.  The Buyer hereby represents, warrants and acknowledges to the Seller that the Buyer, and its officers and directors, have sufficient knowledge and experience of financial and business matters, are able to evaluate the merits and risks of purchasing the Note, have substantial experience in previous private and public purchases of securities and can bear the economic risk of an investment in the Note. In making the decision to buy the Note, the Buyer has not relied on any other warranties and representations by Seller other than those made by Seller in this Agreement.

7. Closing Obligations. At Closing, Seller shall deliver to Buyer (i) an executed Assignment of Note in the form attached hereto as Exhibit A; and (ii)  within two business days from Closing, provide evidence satisfactory to Buyer of the dismissal of litigation referred to in Section 5.5 of this Agreement. In exchange for the foregoing, Buyer shall tender payment of the Purchase Price set forth in Section 2 of this Agreement.

8. Miscellaneous

8.1 Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.  Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.2 Further Assurances.  After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

8.3 Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.4 Governing Law.  This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.5 Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

8.6 Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

8.7 No Waiver.  Nothing in this Agreement shall be deemed a waiver of any rights of Buyer or its officers, directors and affiliated entities with respect to any individuals or entities regarding this Note or any previous representations concerning this Note made by non-parties hereto.

 IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Seller: Buyer:

P&G Holdings LLC Zika Diagnostics, Inc. F/K/A Watermark Group, Inc.

By:	/s/	By:	/s/
	Moses Gross, Managing Member		Ted Murphy, Director

EXHIBIT A

ASSIGNMENT OF NOTE

P&G Holdings LLC (“Seller”) hereby sells, transfers, assigns, conveys, grants and delivers to Zika Diagnostics, Inc. F/K/A Watermark Group, Inc. (“Buyer”) all of Seller’s right, title and interest in and to that certain Promissory Note dated November 1, 2011, as amended July 7, 2015 and December 11, 2015  from WSN Studios, Inc., a Nevada corporation, to Seller (“Note”). A copy of the Note is attached hereto.

Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Note hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Note and, at the request of the Buyer, to execute and deliver further instruments of transfer and to take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyers the Note, all at the sole cost and expense of Seller.

The terms of the Note Purchase Agreement dated March 23, 2017 by and between Seller and Buyer including but not limited to the Seller’s representations and warranties relating to the Note, are incorporated herein by this reference. The Seller acknowledges and agrees that the representations and warranties contained in the Note Purchase Agreement shall not be superseded hereby but shall remain in full force and effect. In the event of any conflict or inconsistency between the terms of the Note Purchase Agreement and the terms of this Assignment, the terms of the Note Purchase Agreement shall govern.

IN WITNESS WHEREOF, the Seller has executed this Assignment as of April 6, 2017.

 P&G HOLDINGS LLC

By:	/s/
Moses Gross, Managing Member

PROMISSORY NOTE

WSN STUDIOS, INC.

TO

P&G HOLDINGS LLC